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                                                                    EXHIBIT 16.1


To the
Securities and Exchange Commission
Washington, D.C.

RE:      National Equities Holding, Inc.
         Audit report for the period ended November 30, 1995 and the years ended December 31, 1994 and 1993.

Dear Sirs:

         The present name of our firm is Merle S. Finkel, C.P.A. The former name of our firm is M.S. Finkel & CO.

         We agree with the disclosures made by National Equities Holding, Inc. regarding their change of certified public accountants.

         There were no disagreements between the Company and M.S. Finkel & CO. which were not resolved to our satisfaction during the audit of the Company for period ended November 30, 1995 and the years ended December 31, 1994 and 1993, as to matters of accounting principle or practices, financial statement disclosure, or audit scope and procedure in connection with our report on financial statements of the Company for period ended November 30, 1995 and the years ended December 31, 1994 and 1993.


signed /s/ Merle S. Finkel
Merle S. Finkel, C.P.A.
formerly known as M.S. Finkel & CO.

December 18, 1997